Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Caring Brands, Inc. (“we,” “us,” “our,” and the “Company”) has its shares of common stock listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “CABR”.

CAPITAL STOCK

The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to the provisions of our certificate of incorporation, as amended and our bylaws, which are included as exhibits to this Annual Report on Form 10-K of which this exhibit is a part, and to the relevant sections of the Nevada Revised Statute (“NRS”).

General

Our authorized capital stock consists of:

●	100,000,000 shares of common stock, par value $0.001 per share.
●	1,000,000 shares of preferred stock, par value $0.001 per share, of which 4,000 shares are designated as Series A Convertible Preferred Stock.

Common Stock

Holders of shares of Common Stock are entitled to the rights set forth below.

Voting rights

Subject to the rights granted to holders of any preferred stock issued by us, each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively.

Dividend rights

Subject to the rights granted to holders of any preferred stock issued by us, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available.

Rights upon liquidation

Subject to the rights granted to holders of any preferred stock issued by us, upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Other rights

Holders of our common stock do not have any pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions.

Preferred Stock

On March 13, 2026, the Company filed a Certificate of Designation with the State of Nevada to designate 4,000 shares of the Company’s Preferred Stock as Series A Convertible Preferred Stock.

The Board may, without further action of the Company’s stockholders, issue shares of Preferred Stock in one or more series, fix the number of shares, determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted under Chapter 78 of the NRS.

Each series of shares of preferred stock of the Company: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Company, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company (or any other securities of the Company) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the issue of any additional shares (including additional shares of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of the Company, if any; and (viii) may have such other preferences, qualifications, privileges, options and other relative or special rights and limitations, if any; as are stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares of preferred stock of the Company.

The Board may also increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of Caring Brands, Inc. entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Warrants

Any warrants issued by the Company are not publicly tradeable warrants.

Anti-Takeover Effects

Our amended articles of incorporation and bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing a party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. The provisions include the items described below.

Potential Effects of Authorized but Unissued Stock

We have additional shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the NRS and subject to any limitations set forth in our articles of incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We also maintain customary directors’ and officers’ liability insurance.

Our bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Special Meetings

Special meetings may be called for any purpose and at any time by the Chairman of the Board, the President (if there be one) or by any member of the Board. Business transacted at each special meeting shall be confined to the purposes stated in the notice of such meeting.

Election and Removal of Directors

Our Board is elected annually by our stockholders. The number of directors that shall constitute the whole Board shall not be less than five nor more than seven directors. Directors are elected by a plurality of the votes of shares of our capital stock present in person or represented by proxy at a meeting and entitled to vote in the election of directors. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present shall decide any question brought before such meeting, unless the question is one on which, by express provision of law, the articles of incorporation, or the bylaws, the vote of a greater number of shares is required,.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendments to Our Governing Documents

The affirmative vote of the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present shall decide any question brought before such meeting, unless the question is one on which, by express provision of law, the articles of incorporation, or the bylaws, the vote of a greater number of shares is required, in which case such express provision shall govern and control the decision of such question.

Our bylaws may be amended or repealed and new bylaws may be adopted by the stockholders and/or the Board. Any bylaws adopted, amended or repealed by the Board may be amended or repealed by the shareholders.

Listing

Our shares of Common Stock are listed for trading on NASDAQ under the symbol “CABR”.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for the Warrants is ClearTrust, LLC.